UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2005

BRONCO DRILLING COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51471	20-2902156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue, Suite 100 Oklahoma City, OK		73134
(Address of principal executive offices)		(Zip code)

(405) 242-4444

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	Entry Into a Material Definitive Agreement

On August 25, 2005, Bronco Drilling Company, Inc. (the “Company”) entered into an employment agreement with Karl W. Benzer (the “Agreement”). The Agreement has a five year term and provides for a base salary of $180,000 per year. Under the Agreement, Mr. Benzer will be eligible to receive, but is not guaranteed, salary increases based upon merit, the Company’s financial performance, market conditions and other industry factors. The Agreement provides for a one-time, year-end bonus of $50,000 to be paid on December 31, 2005, and a one-time, first-quarter bonus of $40,000 to be paid on January 16, 2006. Beginning in 2006, Mr. Benzer will also be eligible for bonuses based on individual merit. The Agreement also grants Mr. Benzer an option to purchase 70,000 shares of the Company’s common stock at a price per share equal to the closing price of the Company’s common stock on the effective date of the Agreement. If Mr. Benzer’s employment is terminated by the Company without cause, Mr. Benzer is entitled to severance pay equal to the base salary earned under the Agreement through the date of such termination without cause, and base salary for the remainder of the term of the Agreement. Mr. Benzer will also be permitted to exercise stock options then vested within ten days of such termination without cause by the Company. The Agreement provides that during the term of Mr. Benzer’s employment with the Company and for a period of two years thereafter, or, if longer, a period of two years following the termination of Mr. Benzer’s employment with the Company, Mr. Benzer will not recruit, solicit, encourage or induce any employee of the Company or its affiliates to terminate their employment or otherwise disrupt any employee’s relationship with the Company or its affiliates or hire, employ or offer employment to any person who is or was employed by the Company or any of its affiliates. Mr. Benzer is also prohibited, during the term of Mr. Benzer’s employment with the Company and for a period of two years thereafter, or, if longer, a period of two years following the termination of Mr. Benzer’s employment with the Company, from soliciting any past or current customer, supplier or any other person with a business relationship with the Company to cease doing business with the Company.

ITEM 5.02	Departure of Directors and Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 1, 2005, Steven C. Hale resigned as President and Chief Operating Officer of the Company, to be effective October 1, 2005.

On September 1, 2005, D. Frank Harrison, the Company’s current Chief Executive Officer, was also appointed to serve as President of the Company effective October 1, 2005.

On August 25, 2005, Karl W. Benzer was appointed as Chief Operating Officer of the Company. The Company has entered into a written employment arrangement with Mr. Benzer. Certain terms of the agreement are summarized in Item 1.01 of this current report on Form 8-K and incorporated by reference herein. From 2002 to 2005, Mr. Benzer served as a Vice President and Division Manager of Unit Drilling Co., a privately held oil and natural gas land drilling company. From 1999 to 2001, Mr. Benzer served as the Senior Vice President of UTI Energy Corp. and manager of Southland Drilling Company, Ltd and UTI Central Purchasing. UTI Energy Corp. was a publicly held oil and natural gas land drilling company that subsequently merged with Patterson Energy, Inc., a publicly held oil and natural gas land drilling company. Mr. Benzer graduated from the University of Rhode Island with a Bachelor of Science in mechanical Engineering and a Masters of Business Administration.

On September 8, 2005, the Company issued a press release announcing the appointment of Mr. Benzer as Chief Operating Officer of the Company. A copy of the press release is filed with this current report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

99.1*	Press Release dated September 8, 2005 announcing the appointment of Karl W. Benzer as Chief Operating Officer of the Company

*Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRONCO DRILLING COMPANY, INC.

Date: September 8, 2005	By:	/s/ ZACHARY M. GRAVES
Zachary M. Graves Chief Financial Officer

Exhibit Index

Exhibit Number		Description

99.1	*	Press Release dated September 8, 2005 announcing the appointment of Karl W. Benzer as Chief Operating Officer of the Company.

*Filed herewith.